                                                                    Exhibit 2.5

                                                                  EXECUTION COPY

                            SHARE PURCHASE AGREEMENT

BETWEEN:

                  Groupe GTM, a French SOCIETE ANONYME, with a capital of 122,333,384 euros, having its registered office at 61 avenue Jules-Quentin, 92000 Nanterre, France, registered with the Registry of Trade and Companies of Nanterre under No. B 526 011 890 (hereinafter referred to as the "SELLER"), represented by Mr. Jerome Tolot, Managing Director;

AND:

                  Stolt Comex Seaway S.A., a Luxembourg SOCIETE ANONYME, with a capital of US$155,851,214, having its registered office at 26 rue Louvigny, L-1946 Luxembourg (hereinafter referred to as the "PURCHASER"), represented by Mr. Jacob Stolt-Nielsen.

PREAMBLE:

                  E.T.P.M. S.A. (the "COMPANY") is a French SOCIETE ANONYME with a capital of 16,271,696 euros, having its registered office at 32 avenue Pablo-Picasso, 92000 Nanterre, France, registered with the Registry of Trade and Companies of Nanterre under No. B 692 007 495.

                  The Seller owns 100% of the share capital of the Company, which is divided into 1,016,981 shares, par value 16.00 euros per share (hereinafter referred to as the "SHARES").

                  The Seller wishes to sell, and the Purchaser wishes to purchase, th+e Shares.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

                                    ARTICLE 1
                         SALE AND PURCHASE OF THE SHARES

                  1.1      SALE AND PURCHASE OF THE SHARES

                  Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares, free and clear of all claims, liens, charges, encumbrances, third party rights or other restrictions or limitations of any nature whatsoever, as well as all rights attaching to the Shares, including all rights to any dividends or other distributions declared after the date of execution of this Agreement.

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                                                                              2.


                  1.2      PURCHASE PRICE:  PAYMENT OF PURCHASE PRICE

                           (a) On the First Closing Date, the Purchaser shall
pay the sum of US$129,999,999 (as adjusted pursuant to Section 2.2(d) hereof) to the Seller in cash by wire transfer of immediately available funds to an account designated by the Seller in writing, against delivery to the Purchaser of 556,696 shares of the Company.

                           (b) On the Second Closing Date, the Purchaser shall
pay the sum of US$1 in cash to the Seller, against delivery to the Purchaser of 180,819 shares of the Company, which cash payment shall be subject to adjustment as specified in Annex III pursuant to which the Purchaser agrees to make certain conditional cash payments.

                           (c) In addition, on the Second Closing Date, and
immediately following the transactions set forth in Section 1.2(b), the Seller shall contribute 279,466 shares of the Company to the Purchaser, as an in-kind capital increase of the Purchaser, and immediately following such contribution the Purchaser shall issue and deliver to the Seller 6,142,857 Class A shares of the Purchaser, par value US$2 per share ("PURCHASER SHARES") in the name of the Seller.

                           (d) The parties acknowledge and agree that the
aggregate purchase price for the Shares pursuant to Sections 1.2(a) to (c) above (and the assignment of the claim pursuant to Section 2.2(d) below) shall be US$237,499,975 (the "PURCHASE PRICE," which shall remain fixed for purposes of this Agreement (other than Annex III, Section 1.2(c) and Section 7.1(j)).

                                    ARTICLE 2
                                     CLOSING

                  2.1      DATE AND PLACE OF CLOSING

                           (a) The initial closing relating to the sale and
purchase of 556,696 of the Shares (the "FIRST CLOSING") shall take place on the date hereof, concurrently with the execution of this Agreement, at the offices of Cleary, Gottlieb, Steen & Hamilton, 41, avenue de Friedland, 75008 Paris. The date of the First Closing is herein referred to as the "FIRST CLOSING DATE".

                           (b) The second closing relating to the sale and
purchase of the remaining 460,285 Shares (the "SECOND CLOSING") shall take place on a date to be agreed by the Purchaser and the Seller or, failing such agreement on a date no later than five Paris business days following the date on which the prospectus relating to the Purchaser Shares has been approved by the Oslo Stock Exchange, as set forth in Section 6.1 hereof. The date of the Second Closing is herein referred to as the "SECOND CLOSING DATE."

                  2.2      CLOSING OPERATIONS ON THE FIRST CLOSING DATE

                  On the First Closing Date:

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                                                                              3.


                           (a) The Seller shall transfer and deliver to the
Purchaser:

                                    (i) duly completed and signed transfer
                  orders providing for the transfer of the ownership of 556,696 Shares to the Purchaser and/or to any wholly-owned subsidiary of the Purchaser designated by the Purchaser;

                                    (ii) [intentionally omitted];

                                    (iii) unconditional resignation letters,
                  effective on the First Closing Date, from the legal representatives of the Group Companies (including the members of their boards of directors and other similar governing bodies), designated by the Purchaser in writing to the Seller prior to the First Closing Date, each legal representative acknowledging that he or she has no claim outstanding for compensation or otherwise;

                                    (iv) to the extent that the Seller is
                  reasonably able to obtain them, resignation letters from the statutory auditors and alternate statutory auditors of the Group Companies;

                                    (v) a copy of the resolution of the
                  Company's board of directors certified by its President, approving, under the CLAUSE D'AGREMENT provided in Article 13 of the by-laws of the Company, the transfer to the Purchaser of the Shares; and

                                    (vi) a resolution of the CONSEIL
                  D'ADMINISTRATION of the Seller approving the transaction contemplated hereby, certified by Francois Jaclot as of December 15,1999.

                           (b) The Seller shall execute and deliver and the
Purchaser shall procure that Stolt Nielsen S.A. and Stolt Transportation Group Limited shall execute and deliver a shareholder agreement in the form attached hereto as Annex II (the "SHAREHOLDER AGREEMENT").

                           (c) The Purchaser shall pay the cash portion of
Purchase Price due on the First Closing Date to the Seller in accordance with
Section 1.2(a) hereof, as reduced pursuant to Section 2.2(d).

                           (d) The Purchaser shall pay to the Seller or to any
affiliate of the Seller designated by the Seller in writing the amount of FF 123,400,000, against an unconditional and irrevocable assignment by the Seller or such affiliate of its claim against the Company pursuant to the CONVENTION DE TRESORERIE, dated October 29, 1999, between the Seller and GECOM, in accordance with the form of assignment instrument attached hereto as Annex IV (the "ASSIGNMENT OF RECEIVABLES"). The cash amount payable pursuant to Section 1.2(a) hereof shall be reduced by the amount of such advance, translated into U.S. dollars on the basis of an exchange rate of FF 6.51 = $1.

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                                                                              4.


                           (e) The Seller, the Purchaser and Serimer Dasa SNC
shall sign a research and development cooperation agreement in the form attached hereto as Annex V (the COOPERATION AGREEMENT").

                           (f) The Seller, the Purchaser and Class 3 Shipping
Ltd. ("SPV") shall sign a Charter Party in respect of the Polaris and 801 Derrick Pipelay Barges in the form attached hereto as Annex VI (the "CHARTER PARTY").

                           (g) The Company and SPV shall execute and deliver an
Asset Transfer Agreement with respect to the Polaris topside assets, in the form attached hereto as Annex VII.

                           (h) Stolt Comex Seaway B.V., a wholly owned indirect
subsidiary of the Purchaser, the Purchaser and the Seller shall execute and deliver a charge over shares (the "CHARGE OVER SHARES") in the form attached hereto as Annex VIII.

                           (i) The Purchaser shall deliver to the Seller
opinions of counsel acceptable to the Seller, addressed to the Seller and dated the First Closing Date, to the effect that:

                                    (i) the execution of this Agreement by the
                  Purchaser, the performance by the Purchaser of its obligations hereunder (including without limitation under Annex III) and the Charge Over Shares will not violate, conflict with or result in the breach of, or result in the imposition of any lien, charge or encumbrance on any of the Purchaser's property pursuant to, any material agreement to which the Purchaser is a party;

                                    (ii) the Purchaser Shares have been duly
                  authorized and, when delivered to the Seller as contemplated herein, will be validly issued, fully paid and non-assessable; and

                                    (iii) the Charge Over Shares creates a valid
                  pledge in favor of the Seller over all the issued and outstanding share capital of SPV, as security for the obligations of the Purchaser under Annex III to this Agreement.

                           (j) The Seller shall deliver to the Purchaser an
opinion of counsel acceptable to the Purchaser, addressed to the Purchaser and dated the First Closing Date, to the effect that the execution of this Agreement and the Charter Party by the Seller, and the performance by the Seller of its obligations hereunder and thereunder, will not violate, conflict with or result in the breach of, or result in the imposition of any lien, charge or encumbrance on any of the Seller's property pursuant to, any material agreement to which the Seller is a party.

                           (k) The Seller shall deliver to the Purchaser
registration certificates for the Vessels, reflecting the absence of encumbrances thereon.

                  2.3      CLOSING OPERATIONS ON THE SECOND CLOSING DATE

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                                                                              5.


                  On the Second Closing Date, the Purchaser and the Seller shall take such actions as are necessary to have Purchaser Shares deliverable pursuant to Section 1.2(b) credited to the account of the Seller, to have 460,285 Shares registered in the name of the Purchaser or its designee, and to have the Purchaser pay US$1 to the Seller.

                                    ARTICLE 3
                          REPRESENTATIONS OF THE SELLER

                  The Seller hereby makes the following representations and warranties for the benefit of the Purchaser as of the date of this Agreement:

                  3.1      ORGANIZATION;  AUTHORITY AND VALIDITY

                           (a) Each of the Seller and GECOM is a SOCIETE ANONYME
duly organized and validly existing under the laws of France. The Seller has the corporate power and authority to enter into this Agreement, the Assignment of Receivables, the Cooperation Agreement and the Charter Party, the Shareholder Agreement and the Charge Over Shares (such agreements collectively, the "TRANSACTION DOCUMENTS") and to carry out its obligations hereunder and thereunder, and GECOM has the corporate power and authority to enter into the Assignment of Receivables and to perform its obligations thereunder.

                           (b) The execution of the Transaction Documents to
which they are a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action on the part of the Seller and GECOM.

                           (c) Each of the Transaction Documents to which it is
a party has been or will be duly executed by the Seller and GECOM and constitutes or will constitute a legal, valid and binding obligation of the Seller and GECOM, enforceable against it in accordance with its terms.

                  3.2      NO BREACH

                  Neither the execution by the Seller nor GECOM of the Transaction Documents to which they are a party nor the consummation of the transactions contemplated herein or therein does or will:

                  (i) conflict with or violate any provision of the by-laws or corporate governance documents of the Seller, GECOM or any Group Company;

                  (ii) violate, conflict with or result in the breach of any contract to which the Seller, GECOM or any Group Company is a party; or

                  (iii) constitute a violation by the Seller, GECOM or any Group Company of any laws, regulations, orders, judgments or decrees applicable to it or its properties.

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                                                                              6.


                  3.3      CONSENTS

                  No consent or authorization of, or registration or filing with, any governmental or regulatory body or any court or administrative tribunal is required to be obtained by the Seller or GECOM in connection with the execution of the Transaction Documents to which it is a party or the consummation of any of the transactions contemplated herein or therein.

                  3.4 INCORPORATION, EXISTENCE AND AUTHORITY OF THE GROUP COMPANIES

                           (a) The Seller is the sole owner of 100% of the share
capital of the Company, free and clear from any liens, charges, encumbrances and restrictions or limitations of any kind, other than the CLAUSE D'AGREMENT set forth in the by-laws of the Company.

                           (b) Set forth in EXHIBIT 3.4(B) hereof is a list of
all companies, partnerships or other entities in which the Company owns directly or indirectly an equity interest, specifying the Company's ownership percentages and the jurisdiction of organization of each such entity. All of the companies, partnerships and other entities listed in EXHIBIT 3.4(B) are identified as "subsidiaries" and are referred to herein as the "SUBSIDIARIES" and, together with the Company, the "GROUP COMPANIES". None of the Company or any of the other Group Companies has any current or contingent obligation to acquire any interest in any entity or any additional interest in any of the Subsidiaries (except such contingent obligations that may arise in the case of certain Subsidiaries in Africa where the local government or one of its agencies holding an interest in such Subsidiary has a put right thereon in certain circumstances).

                           (c) Each of the Group Companies is duly organized and
validly existing under the laws of the jurisdiction of its incorporation. Each of the Group Companies is duly qualified or registered to do business as a foreign corporation in the jurisdictions where it is required to qualify or register in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a material adverse effect on the Group Companies taken as a whole.

                           (d) Each of the Group Companies has the corporate
power and authority to own, lease and operate the assets held or used by it, and carry out its activities in the manner in which they are currently carried out. The corporate records of each of the Group Companies have been maintained continuously and properly according to applicable law.

                           (e) The Seller has made available to the Purchaser
true and correct copies of the charter, by-laws or other organisational or constituent documents of each of the Group Companies.

                           (f) Except as set forth in EXHIBIT 3.4(F), during the
two years preceding July 8, 1999, the business of the Company has been conducted only through the Group Companies.

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                                                                              7.


                  3.5      CAPITAL STRUCTURE

                           (a) The Shares and the shares of the Subsidiaries are
duly authorized, validly issued, fully paid and non-assessable. Except as set forth in EXHIBIT 3.5(A), the Shares and the shares of the Subsidiaries are free and clear of all liens, sureties, escrow arrangements, preemptive rights, warrants, call options, conversion rights or other rights of third parties entitling any person to purchase, or cause any Group Company to issue, additional shares of such entities' capital stock. The Company repurchased 83,019 of its shares from the Seller on September 28, 1999.

                           (b) The corporate capital of each of the Group
Companies is set forth in EXHIBIT 3.4 (B), which also sets forth the number of shares, warrants or securities issued by each of them. Except for such shares, warrants or securities, the Group Companies have not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever; and there are no options, promises, warrants or other agreements or undertakings pursuant to which any of the Group Companies is or may become obligated to issue any shares, warrants or other securities of any nature whatsoever.

                           (c) None of the Group Companies has any outstanding
obligation, or passed any currently effective resolution, to repay, redeem or purchase any of its shares or otherwise reduce its share capital or any class thereof.

                  3.6      TRANSFER OF THE SHARES

                  The Shares represent 100% of the capital and voting rights of the Company. The Seller has the power under the Company's by-laws to sell the Shares to the Purchaser in accordance with this Agreement.

                  3.7      ACCOUNTS; ABSENCE OF CERTAIN CHANGES

                           (a) The Seller has delivered to the Purchaser the
audited balance sheet and income statement, and the related notes, where they exist, of each of the Group Companies listed in EXHIBIT 3.7(A), and the audited consolidated balance sheet and income statement of the Company and its consolidated subsidiaries, in each case for the years ended December 31, 1996, 1997 and 1998 together with the report thereon of Barbier Frinault et Autres (Arthur Andersen), statutory auditors, (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly the financial position and results of operations of each such Group Company and the Group Companies taken as a whole, as the case may be, as of and for the periods ended on their respective dates, and were prepared in accordance with generally accepted accounting principles in France ("FRENCH GAAP") or, in the case of Group Companies organized outside France, in the country of their organization, in each case applied on a consistent basis except as set forth in the notes included in the Financial Statements or in EXHIBIT 3.7(A). The Seller has delivered to the Purchaser the consolidated audited balance, sheet statement of cash flow and income statement, and the related notes, of the Company and its consolidated subsidiaries, for the years ended December 31, 1996 (in the case of the income statement and statement of cash flow), 1997 and

                                                                              8.


1998, together with the report thereon of Barbier Frinault & Autres (Arthur Andersen), statutory auditors, (the "US GAAP") (collectively, the "US GAAP FINANCIAL STATEMENTS"). The U.S. GAAP Financial Statements present fairly the financial position and results of operations of the Group Companies taken as a whole, as of and for the periods ended on their respective dates, and were prepared in accordance with US GAAP, applied on a consistent basis except as set forth in the notes thereto.

                           (b) The Seller has delivered to the Purchaser the
unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 1999, and the related unaudited consolidated income statement of the Company and its consolidated subsidiaries for the six-month period ended June 30, 1999 (collectively, the "JUNE 30 FINANCIAL STATEMENTS"). The June 30 Financial Statements present fairly the financial position and results of operations of the Group Companies taken as a whole, as of and for the six month period then ended, and have been prepared in accordance with French GAAP, applied on a consistent basis with that used in preparing the Financial Statements. The June 30 Financial Statements were the subject of a limited review by Barbier Frinault & Autres, as statutory auditors of the Company, a copy of whose report dated August 26, 1999 has been provided to the Purchaser. The Seller has delivered to the Purchaser the unaudited consolidated US GAAP balance sheet of the Company and its consolidated subsidiaries as of June 30, 1999, and the related unaudited consolidated income statement of the Company and its consolidated subsidiaries for the six-month period ended June 30, 1999 (collectively, the "JUNE 30 US GAAP FINANCIAL STATEMENTS"). The June 30 US GAAP Financial Statements have been prepared in accordance with US GAAP, applied on a consistent basis with that used in preparing the US GAAP Financial Statements.

                           (c) As of December 31, 1998, no Group Company had any
material liability or obligation (including without limitation in respect of any borrowings), contingent or otherwise, that was required to be disclosed in the Financial Statements in accordance with French GAAP, and that was not so disclosed. As of June 30, 1999, the Group Companies did not have any material liability or obligation (including without limitation in respect of any borrowings), contingent or otherwise, that is not disclosed in the June 30 Financial Statements and which is required to be disclosed either in the accounts or in the notes to the June 30 Financial Statements in accordance with French GAAP.

                           (d) During the period from June 30, 1999 to the date
hereof, except as set forth in EXHIBIT 3.7(D), no Group Company:

                                    (i) has acquired or disposed or agreed to
                  acquire or dispose of any assets otherwise than in the ordinary course of business;

                                    (ii) has declared any dividend, bonus or
                  other distribution of capital or income and no loan or loan capital of any Group Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever, in each case other than to another Group Company;

                                                                              9.


                                    (iii) has entered into a contract or a
                  variation order or contract amendment involving capital expenditure in an amount exceeding US$1,000,000 or its equivalent in any other currency or other contracts involving capital expenditure in the aggregate exceeding US$1,000,000;

                                    (iv) has paid or has agreed to pay any bonus
                  or profit sharing distributions of any kind to directors or senior officers, except in the ordinary course of business consistent with past practice, or as set forth in EXHIBIT 3.7(D); or

                                    (v) to the best of the Seller's knowledge,
                  has incurred any material liability or obligation outside the ordinary course of business, contingent or otherwise, that would be required to be disclosed if the Company were to prepare a consolidated balance sheet and related notes as of the date hereof in accordance with French GAAP, applied on a basis consistent with the June 30 Financial Statements.

                           (e) Since June 30, 1999, except as set forth in
EXHIBIT 3.7(E), the Group Companies have conducted their operations in the ordinary and usual course in substantially the same manner as such operations have previously been conducted; PROVIDED, HOWEVER, that pursuant to this SECTION 3.7(E), the Seller does not make any representation relating to the terms of new contracts or bids for new contracts, or the ongoing management of issues arising under outstanding contracts.

                           (f) The Financial Statements and the June 30
Financial Statements utilize principles of revenue recognition for long term projects and include provisions for operational risks and charges with respect to the Group Companies, which in each case have been established in accordance with French GAAP applied on a consistent basis except as set forth in the Financial Statements. The recognition of revenues and provisions in respect of long term projects in the June 30 Financial Statements have been established on the basis of the quarterly project status reports of ETPM as of June 30, 1999, copies of which were made available to the Purchaser.

                           (g) The Purchaser acknowledges that (i) it has been
given access to the long term client Material Contracts of the Group Companies and (ii) it recognizes the subjective nature of financial projections and provisioning policies on long term contracts. Accordingly, notwithstanding anything to the contrary set forth in this Agreement, the Seller makes no representation and gives no warranty with respect to revenue and cost recognition and provisions in respect of long-term contracts, other than that they have been established in accordance with French GAAP applied on a consistent basis (with respect to the French Financial Statements) or in accordance with US GAAP applied on a consistent basis except as set forth therein (with respect to the US Financial Statements).

                           (h) Set forth in EXHIBIT 3.7(H) is a list of all
obligations for money borrowed of any Group Company as of November 30, 1999, separately identifying obligations to the Seller. The Purchaser acknowledges that the Seller made available to it the draft documents under negotiation in 1999 for the refinancing of the Company's debts, a copy of which is

                                                                             10.


included in EXHIBIT 3.7(H) (although the Seller represents that there are no obligations outstanding thereunder). As of the date hereof, except as set forth in EXHIBIT 3.7(H), there are no outstanding liabilities of the Seller to any of the Group Companies. The Seller agrees that the 0% rate loan agreement which was entered into between itself and the Company on July 30, 1999 in relation to the "Spring" program for employees shall not be immediately repayable by virtue of the transfer of the Shares, but shall be repayable by the Company according to the normal repayment schedule set forth in article 3 of such loan agreement. The Seller further represents and warrants that (i) pursuant to the Spring program, the Company is not required to make any cash advance at any time to the Seller since the Company is required to repay in part the loan only at the time and where the employees pay to it the corresponding sums, (ii) any employee of any Group Company whose employment contract is terminated shall have to repay immediately and in full his or her debt vis a vis its employer in relation to the Spring program, and (iii) no employee of any Group Company has or will have any claims against any Group Company with respect to this Spring Program for matters arising prior to the First Closing Date, or as a result of the transfer of Shares contemplated hereunder.

                           (i) Except as set forth in EXHIBIT 3.7(I) none of the
Group Companies has purchased or disposed of (i) any business since January 1, 1999, or (ii) any business for an amount in excess of US$ 1,000,000 during 1997 or 1998, and none of the Group Companies has any commitment to make such acquisition or disposal in the future.

                           (j) Set forth in EXHIBIT 3.7(J) is a list of all
interest and/or currency hedging operations and all swaps and similar financial arrangements to which any of the Group Companies was a party as of November 30, 1999.

                           (k) All accounts receivable included in the Financial
Statements are properly reflected in the books and records of the Group
Companies.

                           (l) There are no material differences between the
carrying value of the investment in each unconsolidated subsidiary included in the Group Companies and the Group Companies' proportionate share of the underlying equity of such entity.

                  3.8 MOVABLE PROPERTY AND BUSINESSES ("FONDS DE COMMERCE") AND NON MOVABLE PROPERTY

                           (a) All movable property, installations and equipment
used by the Group Companies to conduct their business (including the vessels listed in EXHIBIT 3.8(A) (the "VESSELS")) are either fully owned by the Group Companies and are not the subject of any material liens or any mortgages, pledges, encumbrances or other third-party rights (other than those created in connection with the transaction contemplated hereby), or are used by the Group Companies under the terms of a valid lease or finance lease ("CREDIT BAIL") agreement. All such property, installations and equipment, except for the Vessels (which are separately covered below), are usable for their intended purpose. Except as set forth in Exhibit 3.8(a), the owned and leased property and assets of the Group Companies constitute all of the property and assets used in the conduct of the Group Companies business during the 12 months preceding July 8,

                                                                             11.


1999 (except for any property or assets acquired or sold during that period in the ordinary course of business) and as now conducted and the consummation of the transactions contemplated by this Agreement will not result in the loss of the use of any property or assets owned or leased by the Group Companies (other than as a result of changes in commercial relationships that may result from the change in the ownership of the Company).

                           (b) All of the Vessels are in all respects seaworthy
and have been properly maintained. The Vessels DLB 801 and DLB Polaris are fully owned by the Seller, and are not the subject of any liens or any mortgages, pledges, encumbrances or other third-party rights (other than the existing leases to the Company, which have been terminated prior to the First Closing Date, and the Charter Party).

                           (c) Each of the Vessels is registered under the
classes and with the port of registries and classification societies set forth in EXHIBIT 3.8(A). All fees of the registries in question have been paid in full up to and including the date hereof and there are no outstanding amounts payable nor has anything been done whereby such registration may be forfeited or imperiled. No applications have been made to change the name of any Vessel.

                           (d) To the best of the Seller's knowledge, the
Vessels are (i) in material compliance with all rules, regulations, requirements, recommendations and notations of the classification society with which they are registered affecting their classification and (ii) equipped in accordance with the applicable regulations of their country of registration.

                           (e) No purchase or sale option in respect of any
Vessel has been entered into or exercised prior to the date hereof.

                           (f) Except as set forth in EXHIBIT 3.8(F), the Group
Companies' businesses ("FONDS DE COMMERCE") have in all material respects been operated and are being operated in accordance with presently applicable laws and regulations. Except as set forth in EXHIBIT 3.8(F) the Group Companies have full ownership of such businesses, which are not the subject of any liens, pledges, third-party rights or agreements whatsoever, including any purchase or sale option, nor of any claims or actions of any nature whatsoever.

                           (g) EXHIBIT 3.8(G) sets forth a list of all non
movable properties leased by the Group Companies. Except as set forth in EXHIBIT 3.8(G), the Non Movable Properties are not subject of any mortgages, liens, pledges, third-party rights or agreements whatsoever, including any purchase or sale option, nor of any claims or actions of any nature whatsoever. The leases pursuant to which certain Non Movable Properties are leased, are valid and in force.

                  3.9      INTELLECTUAL OR INDUSTRIAL PROPERTY

                  Except as set forth in EXHIBIT 3.9:

                           (a) All patents, trade marks, trade names, designs,
models or other industrial or intellectual property rights which are used by the Group Companies in carrying out

                                                                             12.


their activities are either owned by the Group Companies or are used pursuant to a valid license agreement.

                           (b) A complete and up-to-date list of all
intellectual and industrial property rights registered in the name of any of the Group Companies or used under license agreements is attached hereto as EXHIBIT
3.9. The aforesaid intellectual and industrial property rights are not the subject of any pledges, charges or other third-party rights or restrictions whatsoever, nor to the best of the Seller's knowledge, of any claims or actions by any third party seeking to invalidate or place restrictions on such rights. The Group Companies have paid all fees and have carried out all formalities necessary to ensure that such rights are validly registered. Except as set forth in EXHIBIT 3.9, no person (other than the Group Companies and their employees and agents acting in the course of the business of the Group Companies) has been authorized to make any use whatsoever of any intellectual or industrial property rights owned by any of the Group Companies. None of such rights are terminable as a result of the consummation of the transactions contemplated by this Agreement.

                           (c) None of the Group Companies has asserted any
claims or actions against any third party for infringement of any of the industrial or intellectual property rights listed in EXHIBIT 3.9 during the three year period preceding the date of this Agreement, and to the best knowledge of the Seller, no person is infringing or has infringed within the two years prior to the date hereof, any of such industrial or intellectual property rights, or has misappropriated or improperly disclosed any trade secret, confidential information or know-how related to the business of the Group Companies.

                           (d) None of the Group Companies has, to the best
knowledge of the Seller, participated in any infringement of any industrial or intellectual property rights owned by any third party during the three year period preceding the date of this Agreement and during such period no legal proceeding involving intellectual property rights has been initiated or, to the best of the Seller's knowledge, threatened against any such Group Company.

                           (e) The Seller has disclosed to the Purchaser the
Group Companies' plans designed to address the operational issues of the computers and computer systems used in connection with the Group Companies' business (including software and hardware, referred to in this case as the "IT SYSTEM") which are expected to arise in connection with the change in year from 1999 to 2000, including any related change in the field configuration containing date information within the IT System and the estimated cost of implementing any required upgrades and/or amendments.

                           (f) A listing of all agreements relating to
industrial and intellectual property rights to which any of the Group Companies is a party (i) under which royalties presently are payable or may in the future become payable by or to any of the Group Companies or (ii) that materially restrict the use of such rights by the Group Companies, is set forth on EXHIBIT 3.9.

                  3.10     TAX AND SOCIAL SECURITY

                                                                             13.


                  (a) (i) To the best of the Seller's knowledge: (x) the Group Companies and all partnerships regardless of type (including VOF s, GIEs and others) in which a Group Company has an interest as well as all branches of such partnerships and Group Companies have filed by their deadlines correctly completed tax and social security reports and returns with the competent authorities; (y) these reports and returns have been and remain true and complete and do not contain any errors, omissions or inaccurate statements; and (z) the Group Companies have complied with all applicable tax regulations and have not received any notice from any tax administration questioning any such compliance;

                           (ii) the Group Companies are not delinquent in the payment of any taxes, duties and contributions payable by them (other than amounts that the Group Companies are contesting in good faith and are properly reserved in the June 30 Financial Statements in accordance with French GAAP);

                           (iii) the reserves and provisions for accrued tax and social security liabilities set forth in the June 30 Financial Statements are adequate in accordance with French GAAP.

                           (b) Except as set forth in EXHIBIT 3.10(B), none of
the Group Companies is the subject of any tax or social security audit or control, or, to the best of the Seller's knowledge, has received any request for information from the tax or social security authorities.

                           (c) The Seller has made available to the Purchaser
complete and accurate copies of all material tax and social security reports and returns filed by the Company and certain other Group Companies from January 1, 1996 through July 8, 1999. Each of the Group Companies has fulfilled its obligations concerning time limits in which to preserve documents and in the case of companies incorporated in France, as these time limits are provided in commercial or tax regulations (and in particular, without limitation, by Article L 102 B of the French Book of Tax Procedures), except with respect to certain documents destroyed in a fire in Le Havre in August 1997.

                           (d) The Group Companies organized under the laws of
France have joined the tax consolidated group of which the Seller is the parent company in accordance with the provisions of Article 223 A et seq. of the French General Tax Code, and the Seller and the Group Companies have duly and timely complied with all the formalities required to that effect and to the effect of maintaining the Group Companies within the group until the First Closing Date. The Group Companies and the Seller have fully complied with the tax regulations set out in Article 223 A et seq. of the French General Tax Code.

                  Each of the Group Companies is and has been up to date in the payment of all amounts due to the Seller by reason of its belonging to the Seller's tax group, or has constituted

                                                                             14.


sufficient provisions, or registered sufficient charges, in respect of such amounts in the June 30 Financial Statements in accordance with French GAAP.

                  The sale by the Seller of the Shares to the Purchaser shall have as an effect the termination of the participation of the Company (and those of the Group Companies that participate in the Seller's consolidated tax group) in the tax consolidated group of the Seller, with retroactive effect as from January 1, 1999 (in the case of French corporate income tax) or the First Closing Date (in respect of PRECOMPTE). None of the Group Companies benefits from any particular tax regime which could terminate or be contested in particular by reason of the transfer of the Shares.

                           (e) None of the Group Companies are subject to French
social security or social related contributions, taxes or expenses in France (i) by reason of labor or agency contracts which were or are governed by foreign (non French) laws or regulations or (ii) by reason of the hiring by agents assisting any of the Group Companies of employees, agents or consultants, whether permanent or temporary.

                           (f) For purposes of this Section 3.10, "TAX" and
"TAXES" shall include all income, gross receipts, franchise, excise, transfer, severance, value added, sales, use, wage, payroll, workmen's compensation, employment, occupation, and real and personal property taxes and social security, unemployment and other social contribution of any nature whatsoever; taxes measured by or imposed on capital; levies, imposts, duties and customs duties; other taxes imposed by any state, municipal, local, regional or other governmental authority (including overseas territories) or agency, including assessments in the nature of taxes; and including, without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes.

                  For purposes of this Section 3.10, "TAX REGULATIONS" means tax, social security or related social or custom laws as well as decrees, orders or other legally binding texts for the implementation or interpretation of such laws, applicable in any state or country as well as any applicable international treaty.

                  3.11     INSURANCE

                           (I) As of July 30, 1999:

                                    (a) The Seller has made available to the
Purchaser (as summarized in EXHIBIT 3.11(I)(A)) (i) true and complete copies of all cover note summaries of all material policies of insurance to which any of the Group Companies is a party or under which any of the Group Companies or their assets of the "Polaris" or "DLB 801" is or has been covered at any time within the two (2) years preceding the date of this Agreement (other than policies of third parties, including J. Ray McDermott S.A. and its affiliates and customers of the Group Companies, providing coverage for the Group Companies); (ii) true and complete copies of all pending applications for policies of insurance for which summary cover notes have not yet been issued and
(iii) any written statement by the auditor of any of the Group Companies' financial

                                                                             15.


statements for the period beginning January 1, 1996 with regard to the adequacy of such entity's coverage or of the reserves for claims.

                                    (b) EXHIBIT 3.11(I)(B) describes: (i) any
self-insurance arrangement by or affecting any of the Group Companies, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any of the Group Companies; and (iii) all obligations of the Group Companies to third parties with respect to insurance under customer contracts and lease agreements and identifies the policy under which such coverage is provided.

                                    (c) EXHIBIT 3.11(I)(C) sets forth, by year,
for the current policy year and as of year-end for each of the preceding two policy years: (i) a summary of the loss experience under each policy covered by
Section 3.11(I)(a)(i); (ii) a statement describing each claim under each such insurance policy for an amount in excess of $250,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by type of insurance; (C) the amount and a brief description of the claim; and (D) the amount of the claim still outstanding; and (iii) the amount of any deductibles thereunder not yet met.

                                    (d) Except as set forth on EXHIBIT
3.11(I)(D): (i) all policies to which any Group Company is a party or that provide coverage to any of the Group Companies covered by Section 3.11(I)(a):
(A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide customary and reasonable insurance coverage for all risks normally insured against by a person carrying on the same business or businesses as the Group Companies; (D) are sufficient for compliance with all legal requirements and contracts to which any of the Group Companies is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement; and (F) do not provide for any retroactive premium adjustment or other experienced-based liability on the part of any of the Group Companies; (ii) neither Seller nor any of the Group Companies has received during the two years preceding July 8, 1999 (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) the Group Companies have paid all premiums invoiced and due (subject to normal administrative processing delays), and have otherwise performed all of their respective obligations, under each policy to which any of the Group Companies is a party or that provides coverage to Seller in respect of the Polaris or the DLB 801 or to any of the Group Companies or director thereof; and (iv) the Group Companies have given notice to the insurer of all claims that the Company's risk management department is currently aware of that may be insured thereby.

                           (II) Since July 30, 1999:

                                    (a) A list of the material insurance
policies subscribed by the Group Companies identifying the name of the insurance company, the nature of the insured risks, the amount of coverage and the term of the policy, is attached hereto as EXHIBIT 3.11(II)(A). All

                                                                             16.


such policies are in full force and effect and nothing has been done or omitted to be done which would make any policy of insurance void or voidable. There are no overdue premiums on such policies that affect the validity of such policies (save in respect of AGFMAT 1998-1999 H&M policy for which an additional activity premium of US$335,000 remains unpaid, due to outstanding claims). No Group Company has received any notice of a threatened termination of any such coverage (other than a normal renewal notice), including as a result of the contemplated transaction.

                                    (b) EXHIBIT 3.11(II)(B) describes: (i) any
self-insurance arrangement by or affecting any of the Group Companies, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any of the Group Companies; and (iii) all obligations of the Group Companies to third parties with respect to insurance under customer contracts and lease agreements and identifies the policy under which such coverage is provided.

                                    (c) The Group Companies maintain insurance
against risks of the kind and in amounts that are customary for businesses similarly situated.

                                    (d) In EXHIBIT 3.11(II)(D) is a complete
list of all processed insurance claims which have been reported as Quarterly Insurance Status reports at September 30, 1999 and consequently attached to Arcus Quarterly Status Reports (AQSR), plus subsequent occurrences or claims, occurred or received since issuance of said documentation.

                  3.12     CONTRACTS

                           (a) Set forth in EXHIBIT 3.12(A) is a list of all of
the following (collectively, "MATERIAL CONTRACTS", which term when used elsewhere in this Agreement applies to clause (i) below with respect to leases and other contracts entered into prior to the date hereof without regard to the date limitation set forth therein):

                                    (i) leases or other contracts entered into
                  prior to July 30, 1999, involving obligations on the part of any Group Company to pay to any party other than a Group Company in excess of US$500,000 (or $1,000,000, in the case of leases or contracts entered into after July 8, 1999) in the aggregate (it being understood that individual purchase orders placed in the ordinary course of business shall not be considered "contracts" for this purpose, although master agreements covering multiple purchase orders shall be considered "contracts");

                                    (ii) contracts under which the Group
                  Companies are forecast to receive revenues in any years (other than prepaid revenues) that represent more than one percent (1%) of the forecast consolidated revenues of the Group Companies for 1999, in each case as set forth in the Company's most recent business plan;

                                    (iii) credit or finance lease agreements,
                  guarantees or security agreements to which any of the Group Companies is a party;

                                                                             17.


                                    (iv) contracts or other agreements between
                  any of the Group Companies and any of its officers (which term shall, in this Agreement, refer in particular to PRESIDENT-DIRECTEUR GENERAL, PRESIDENT DU DIRECTOIRE, GERANT, DIRECTEUR GENERAL, DIRECTEUR GENERAL ADJOINT, SECRETAIRE GENERAL, DIRECTEUR FINANCIER, DIRECTEUR COMMERCIAL, DIRECTEUR TECHNIQUE and other individuals having the same level of responsibility) or directors (which term shall, in this Agreement, refer in particular to any ADMINISTRATEUR, or MEMBRE DU CONSEIL DE SURVEILLANCE or MEMBRE DU DIRECTOIRE), or members of their respective families, or any shareholder of any of the Group Companies (other than the constitutive documents of the entities listed in EXHIBIT 3.4(B)) or its or their officers or directors, or members of their respective families;

                                    (v) joint venture or joint bidding
                  agreements or other contracts involving the sharing of profits, losses, costs or liabilities (other than the constitutive documents of the entities listed in EXHIBIT 3.4);

                                    (vi) contracts with any agents or
                  representatives entitling any third party to remuneration with respect to any of the present and/or future business activities of any Group Company;

                                    (vii) any collective bargaining or similar
                  agreement to or with any labor union or other employee representative of a group of employees of any of the Group Companies entered into prior to July 8, 1999, or implementing French legal requirements imposing a 35-hour work week; and

                                    (viii) any power of attorney currently
                  effective (other than powers of attorney held by employees of the Group Companies) granted prior to July 8, 1999.

                           (b) Except as set forth in EXHIBIT 3.12(B), none of
the Group Companies is in default under any of the Material Contracts as a result of which another party thereto has the right to terminate any such Material Contract before the stated expiration of its term or which could reasonably be expected to result in material damages; no Group Company has notified the other party to any Material Contract in writing of a material breach of such other party's obligations thereunder; and the Seller has not received written notice of existing circumstances likely to give rise to a default by any Group Company or by the other parties under any such Material Contract such as to constitute grounds for the invalidity, avoidance or repudiation of such Material Contract. Each Material Contract is in full force and effect and true and correct copies thereof have been made available to the Purchaser. Except as set forth in EXHIBIT 3.12(B), no Group Company is a party to or subject to any agreement, obligation or liability which is a guarantee or an indemnity by any such Group Company in respect of the obligations of a third party which is not a Group Company under which any liability or contingent liability is outstanding.

                                                                             18.


                           (c) No Group Company is a party to any agreement
which can be terminated or which would be breached by the consummation of the transactions contemplated herein.

                           (d) Except as expressly set forth above, the Seller
makes no representation and gives no warranty with respect to the Material Contracts. Without limiting the generality of the foregoing and without limiting in any way the provisions of Section 3.7, the Seller makes no representation and gives no warranty as to the profitability (present or future) of any of the contracts of the Group Companies, including without limitation those described in subsection (a)(ii).

                           (e) Set forth in EXHIBIT 3.12(E) is a list of all
contracts to which any of the Group Companies is a party which contain provisions providing for non-compete and/or exclusivity arrangements.

                           (f) Except as contemplated with the Purchaser under
the terms of this Agreement, neither the Seller nor any of the Seller's affiliates are bound under or a party to any contract or other agreement (i) regarding the consolidation or merger of any of the Group Companies with or into any such person or persons (ii) regarding the sale, conveyance or disposition of all or substantially all or a large portion of the assets of any of the Group Companies or a transaction or series of related transactions in which any voting securities of any the Group Companies would be issued, transferred or disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of any of the Group Companies.

                           (g) The Share Purchase Agreement dated August 2, 1999
between the Seller and Global Industries Ltd. is the only agreement with continuing obligations relating to the subject matter thereof.

                  3.13     NO LEGAL PROCEEDINGS

                           (a) Except as indicated in EXHIBIT 3.13(A), there are
no judicial, administrative or arbitration proceedings pending or, to the best of the Seller's knowledge, overtly threatened against any of the Group Companies, which, if determined adversely with respect to such Group Company, would result in a liability in an amount exceeding (i) US$200,000 relating to proceedings pending prior to July 8, 1999 and (ii) US$500,000 relating to proceedings which became pending afterwards, or the equivalent in any other currency or would have a material adverse effect on the Group Companies taken as a whole.

                           (b) Except as indicated in EXHIBIT 3.13(B), during
the period of one year preceding the date of this Agreement, there has been no official inquiry, investigation or disciplinary proceeding with respect to any Group Company (other than of a routine nature) by any governmental authority, agency, tribunal or administrative body with jurisdiction over such Group Company (collectively, a "COMPETENT AUTHORITY"); provided, however, that the Seller's representation in this Section 3.13(b) is made to the best of the Seller's knowledge with respect

                                                                             19.


to inquiries, investigations and disciplinary proceedings in respect of Group Companies (other than the Company) arising after July 8, 1999.

                           (c) Set forth in EXHIBIT 3.13(C) are true and correct
copies of all correspondence that could have an impact on the claim by Harland & Wolff for cost overruns in respect of change orders connected to work on the Polaris, including with respect to dynamic positioning equipment.

                  3.14     COMPLIANCE WITH LAW

                  The Group Companies' activities are in all material respects carried out in compliance with the permits and consents required for the performance of their activities and with all legislation and regulations which are presently applicable to them. To the best of the Seller's knowledge, none of the material assets of the Group Companies have been used in such a manner as a result of which a Competent Authority is likely to require that any Group Company cease using any such asset in its business. There is no order, decree or judgment of any Competent Authority outstanding against any Group Company, which may have a materially adverse effect upon the assets or business of the Group Companies as a whole.

                  3.15     LICENSES

                           (a) The Group Companies (i) own, or lawfully use in
the operation of their businesses, all licenses, permits, concessions or authorizations or registrations of governmental or administrative bodies (collectively, "LICENSES") which are necessary for the Group Companies to conduct their businesses as now conducted and (ii) all such Licenses are in full force and effect, and the Group Companies are in compliance with their obligations under such Licenses in all material respects.

                           (b) There are no proceedings of any nature pending
or, to the best of the Seller's knowledge, threatened against any of the Group Companies in which any third party has requested or has stated that it will request the withdrawal, suspension or modification of any of the Licenses owned or used by the Group Companies. No Group Company has received notice from any Competent Authority relating to the suspension or cancellation, or threat thereof, of any material License.

                  3.16     ENVIRONMENT

                  Except as indicated in EXHIBIT 3.16, the Group Companies carry out their activities in compliance in all materials respects with environmental legislation and regulations currently applicable to them. In particular, the Group Companies have obtained and currently hold all environmental Licenses or, where applicable, have filed necessary declarations with the relevant authorities, required for the performance of their activities, and the Group Companies are complying in all material respects with such Licenses.

                                                                             20.


                  Except as disclosed on EXHIBIT 3.16, (i) there is no physical condition existing on any property now or previously owned or operated by any of the Group Companies (nor are there any physical conditions existing on any other property that may have been impacted by the operations of the Group Companies) and (ii) the Group Companies have not handled or disposed of any substance, arranged for disposal of any substance, exposed any employee or other person to any substance or condition or operated any facility in any manner in any case which could reasonably be expected to give rise to any remedial obligation under environmental, health or safety laws or which could result in any liability for the Group Companies to any third person claiming damage to persons, property or natural resources.

                  3.17     LABOR MATTERS

                           (a) Except as described in EXHIBIT 3.17(A), no Group
Company maintains any compensation, bonus, profit-sharing, pension, retirement, stock option or purchase, severance pay, life, health, medical, disability or accident insurance, vacation or other employee benefit plan or program (a "PLAN") in excess of the employee profit participations required by applicable law in the jurisdictions in which the Group Companies operate. The Group Companies are in compliance in all material respects with all the Plans, and such Plans are in material compliance with all applicable laws and regulations.

                           (b) Except as indicated in EXHIBIT 3.17(B), none of
the Group Companies has concluded any contracts with any of its employees which provide, in the event of termination, for a notice period or payment of an indemnity which exceeds that provided for by applicable legislation, regulations and collective bargaining agreements.

                           (c) Except as set forth in EXHIBIT 3.17(C), no breach
of contract and/or denial of fair representation (DELIT D'ENTRAVE) claim has been filed or is pending against any of the Group Companies and/or any labor organization representing employees of any of the Group Companies; no citation has been issued by any labor inspector or other authority responsible for the supervision of compliance with labor related rules against any of the Group Companies and no notice of contest or enforcement proceeding involving any of the Group Companies has been filed or is pending.

                           (d) Except as set forth in EXHIBIT 3.17(D), there
have not occurred any strikes, work stoppages or other similar labor actions by any group of employees of any of the Group Companies during the two-year period preceding the date of this Agreement.

                           (e) All of the permanent or part-time employees of
the Group Companies are employed under valid and enforceable contracts which conform with applicable laws and regulations.

                           (f) Except as set forth in EXHIBIT 3.17(F), no
employees of the Group Companies or persons representing the interests of such employees have ever made claims to any administrative (including the social security office) or judicial authorities, to be compensated for the harm they suffered as a result of an asbestos-related illness recognized as an occupational

                                                                             21.


illness within the meaning of the French Social Security Code and no allegation of inexcusable fault which may allegedly have been committed by the Group Companies has either been made by such employees (or persons representing their interests) or upheld by the competent administrative or judicial authorities (including the social security tribunal).

                           (g) The workers representation committee ("COMITE
D'ENTREPRISE") of the Company has been informed of the sale of the Company, has been provided with all required information and has been consulted on the offer made by the Purchaser, all in accordance with the French labor law.

                  3.18     INTERMEDIARIES

                  Neither the Seller nor any of the Group Companies has concluded any agreements with any intermediaries or advisors whatsoever which would bind one of the Group Companies to pay, either directly or indirectly, any remuneration, commissions or fees as a result of the signature of this Agreement or the performance of the operations contemplated herein and/or in any of the other Transaction Documents.

                  3.19 INTEREST IN CLIENTS AND SUPPLIERS, PAYMENTS OF FEES AND COMMISSIONS

                  To the best of the Seller's knowledge, neither any officer nor any executive director of any Group Company possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor or potential competitor of any Group Company. For purposes of the foregoing, the ownership of shares of a publicly listed company amounting to less than 1% of the capital of such company shall not be considered a "material financial interest." The provisions of the 1997 OECD Convention on combating bribery of foreign public officials in international business transactions have been incorporated in the standard form of agent agreement used by the Group Companies.

                  3.20     RESEARCH AND DEVELOPMENT; GRANTS AND SUBSIDIES

                  The aggregate amount paid by the Company and its consolidated subsidiaries as a result of actual or contingent reimbursement obligations in respect of research and development grants was FF 2.4 million for the year ended December 31, 1997 and of the same order of magnitude for the year ended December 31, 1998. All such reimbursement obligations are based on the proceeds from the use of the results of the research and development funded by such grants. None of the Group Companies will be required, as a result of the consummation of the transactions contemplated in this Agreement, to repay to the Seller or any French or other government or agency any subsidies or grants made to any of the Group Companies, either directly or through the Seller, so long as the Group Companies continue their research and development funded with such subsidies and grants in a manner consistent with past practice.

                  3.21     BANKRUPTCY; INSOLVENCY

                                                                             22.


                           (a) As of the date hereof, except as set forth in
Exhibit 3.21 no order has been made, petition presented, resolution passed or meeting convened for the winding-up of any Group Company, nor has any distress or execution of other process has levied against any Group Company or action taken to repossess goods in any Group Company's possession. None of the Group Companies incorporated in France is subject to any judicial measures of Law No. 84 - 148 of March 1, 1984 or No. 85 - 18 of January 25, 1985 (as amended) such as judicial administration, rehabilitation or liquidation in bankruptcy proceedings (REDRESSEMENT JUDICIAIRE or LIQUIDATION JUDICIAIRE or REGLEMENT AMIABLE). None of the Group Companies incorporated in France has requested a judicial postponement (DELAI DE GRACE) of its obligations under Article
1244-1 of the French Civil Code.

                           (b) As of the date hereof, no receiver (including any
administrative receiver or receiver and/or manager), trustee or administrator has been appointed of the whole or any part of the assets or undertakings of any Group Company, and the Seller is not aware of any circumstances likely to give rise to the appointment of any such receiver, trustee or administrator. No petition has been presented for an administration order in respect of any Group Company.

                  3.22     DISCLOSURE

                  All documents and other papers included in the data room documents provided to the Purchaser by or on behalf of the Seller or the Seller's affiliates in connection with this Agreement and the transactions contemplated herein were authentic, and each such document and paper was a complete version thereof. The representations and warranties of the Seller in this Agreement, the Charter Party and the Cooperation Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein, in the context in which they are made, not false or misleading. To the best knowledge of the Seller, there were no facts or circumstances existing as of July 8, 1999 that have not been disclosed in this Agreement, in the exhibits hereto or in the other documents provided to the Purchaser in connection with the transactions contemplated hereby, and that are reasonably likely to have a material adverse effect on the Group Companies taken as a whole. Without limiting the representations and warranties made by the Seller in this Agreement or the other Transaction Documents or any other provisions hereof or thereof, the Purchaser acknowledges that it has entered into this Agreement without updating its due diligence investigation undertaken prior to July 8, 1999, except for review of a limited number of documents and limited meetings with the Company's management, as requested by the Purchaser. The Seller's representations in this Section 3.22 are made exclusively in connection with the transactions contemplated hereby, and the Seller makes no representation in relation to the use by the Purchaser of any information provided by the Seller or any of the Group Companies for any other purpose.

                  3.23     INDEPENDENCE OF THE REPRESENTATIONS AND WARRANTIES

                  Each of the representations and warranties hereunder is separate and independent and, save as expressly provided, shall not be limited by reference to any other warranty, any provision or any Exhibit to this Agreement.

                                                                             23.


                  3.24     INTERPRETATION

                  The Seller acknowledges that it is the owner of 100% of the outstanding share capital of the Company, and that it is a member of the Board of Directors of the Company. In connection with the transactions in this Agreement, the Seller has made such preparations and participated in such discussions with management of the Company as is normal and appropriate for a party in the position of the Seller. Accordingly, where any statement is qualified in this Article 3 by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge" or any similar expression, that statement shall be interpreted in light of the situation of the Seller with respect to the Company, as described above in this Section 3.24.

                                    ARTICLE 4
                        REPRESENTATIONS OF THE PURCHASER

                  The Purchaser hereby makes the following representations and warranties for the benefit of the Seller as of the date of this Agreement:

                  4.1      ORGANIZATION;  AUTHORITY AND VALIDITY

                           (a) The Purchaser is a SOCIETE ANONYME duly organized
and validly existing under the laws of the Grand Duchy of Luxembourg. The Purchaser and each affiliate of the Purchaser that enters into a Transaction Document (each, a "PURCHASER AFFILIATE") has the corporate power and authority to enter into the Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder.

                           (b) The execution of this Agreement and the other
Transaction Documents to which the Purchaser or any Purchaser Affiliate is or will be a party, and the consummation of the transactions contemplated herein and therein, have been duly authorized by all necessary action on the part of the Purchaser or such Purchaser Affiliate, as applicable.

                           (c) This Agreement and the Transaction Documents to
which the Purchaser or any Purchaser Affiliate is or will be a party has been or will be duly executed by the Purchaser or such Purchaser Affiliate and constitutes or will constitute a legal, valid and binding obligation of the Purchaser or such Purchaser Affiliate, enforceable against it in accordance with its terms.

                  4.2      NO BREACH

                  Neither the execution by the Purchaser or any Purchaser Affiliate of this Agreement nor any other Transaction Document, nor the consummation of the transactions contemplated herein or therein, does or will:

                           (i) conflict with or violate any provision of the
STATUTS of the Purchaser or the constituent documents of such Purchaser
Affiliate;

                                                                             24.


                           (ii) violate, conflict with or result in the breach
of any contract to which the Purchaser or such Purchaser Affiliate is a party;
or

                           (iii) constitute a violation by the Purchaser or such
Purchaser Affiliate in any respect of any laws, regulations, orders, judgments or decrees applicable to it or its properties.

                  4.3      CONSENTS

                  Except as expressly provided herein, no consent or authorization of, or registration or filing with, any governmental or regulatory body or any court or administrative tribunal is required to be obtained by the Purchaser or any Purchaser Affiliate in connection with the execution of this Agreement or the other Transaction Documents to which the Purchaser or such Purchaser Affiliate is or will be a party, or the consummation of any of the transactions contemplated herein or therein.

                  4.4      PURCHASER SHARES

                           (a) The Purchaser Shares deliverable by the Purchaser
to the Seller pursuant to Section 1.2(b) are duly authorized and, when delivered to the Seller on the Second Closing Date against receipt of the consideration therefor, will be validly issued, fully paid and nonassessable.

                           (b) Except as set forth herein, in the Reports (as
defined in Section 4.6) or in EXHIBIT 4.4(B), the Purchaser has not issued, or approved the issuance of, any shares, warrants or securities of any nature whatsoever, and there are no options, promises, warrants or other agreements or undertakings pursuant to which any of the Purchaser is or may become obligated to issue any shares, warrants or other securities of any nature whatsoever.

                                                                             25.


                  4.5      DELIVERY OF PURCHASER SHARES

                  The Purchaser Shares deliverable by the Purchaser to the Seller pursuant to Section 1.2(b) are and when delivered to the Seller on the Second Closing Date will be free and clear of all liens, charges, encumbrances, options, pre-emptive rights or other restrictions or limitations of any nature whatsoever (other than those set forth in this Agreement or the Shareholder Agreement).

                  4.6      REPORTS

                           (a) The Purchaser has delivered to the Seller its
annual report to shareholders and its annual report on Form 20-F for 1998, and all other registration statements, prospectuses, reports on Form 6-K and other periodic reports filed by the Purchaser with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, since December 31, 1998 (collectively, the "REPORTS"). As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (b) During the period from December 31, 1998 to the
date hereof, except as set forth in EXHIBIT 4.6(B), there have been no material developments in the business or financial condition of the Purchaser that would be required to be disclosed if the Purchaser were to prepare a registration statement on Form F-3 effective as of the date hereof.

                  4.7      ACCOUNTS

                           (a) The Purchaser has delivered to the Seller the
audited balance sheet and income statement, and the related notes, of the Purchaser and its consolidated subsidiaries (collectively, the "PURCHASER GROUP COMPANIES") for the year ended November 30, 1998 and the unaudited balance sheet and income statement as of and for the six months ended May 31, 1999 (collectively, the "PURCHASER FINANCIAL STATEMENTS"). The Purchaser Financial Statements present fairly the financial position and results of operations of the Purchaser and its consolidated subsidiaries taken as a whole, as of the dates and for the periods specified therein, and were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"), applied on a consistent basis except as set forth in the notes included in the Purchaser Financial Statements.

                           (b) As of December 31, 1998 and as of May 31, 1999,
none of the Purchaser Group Companies had any material liability or obligation (including without limitation in respect of any borrowings), contingent or otherwise, that was required to be disclosed in the applicable Purchaser Financial Statements in accordance with U.S. GAAP, and that was not so disclosed.

                           (c) During the period from May 31, 1999 to the date
hereof, except as set forth in EXHIBIT 4.7(C) or as disclosed in the Reports, none of the Purchaser Group Companies

                                                                             26.


has incurred any liability or obligation, contingent or otherwise, material to the Purchaser Group Companies taken as a whole, that would be required to be disclosed if the Purchaser were to prepare a consolidated balance sheet and related notes as of the date hereof in accordance with U.S. GAAP, applied on a basis consistent with the Purchaser Financial Statements as of and for the period ended May 31, 1999.

                                    ARTICLE 5
                             COVENANTS OF THE SELLER

                  5.1      [INTENTIONALLY OMITTED]

                  5.2      [INTENTIONALLY OMITTED]

                  5.3      [INTENTIONALLY OMITTED]

                  5.4      [INTENTIONALLY OMITTED.]

                  5.5      NON-COMPETITION

                  The Seller undertakes on behalf of itself and its subsidiaries controlled by it (collectively the "SELLER GROUP") that the Seller Group will not for a period of 5 years from First Closing Date engage, directly or indirectly, in activities of the type currently conducted by any Group Company in the offshore construction, it being understood that the onshore activities of Serimer DASA SNC and the activities of Doris Engineering shall not constitute a breach of this Section 5.5.

                  5.6 PAYMENTS OF FEES BY ANY GROUP COMPANY TO THE SELLER OR A SUBSIDIARY THEREOf

                  As from the First Closing no corporate support fee or any other fee (other than a counterguarantee fee) shall accrue from any Group Company to the Seller. As from February 15, 2000, no counterguarantee fee shall accrue from any Group Company to the Seller in respect of counterguarantees as to which the Purchaser procures the release of the Seller pursuant to Section 6.3(a).

                  5.7      INVESTMENT IN PURCHASER SHARES

                           (a) The Seller understands and acknowledges that the
Seller is receiving the Purchaser Shares in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation S of the Securities Act, and agrees that it will only resell such Purchaser Shares in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act. Until such time as the prospectus referred to in Section 6.1 is approved by the Oslo Stock Exchange, the Seller will not resell such Purchaser Shares in a transaction constituting a public offering or in a sale through the facilities of any stock exchange.

                                                                             27.


                           (b) Upon original issuance and for such time as is
required under applicable requirements of the Securities Act or state securities laws, the records of Den Norske Bank as registrar for the VPS system shall bear the following notation:

              "SHARES MAY BE TRANSFERRED ONLY UPON RECEIPT OF AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT EITHER (I) SUCH TRANSFER IS BEING MADE PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OR (II) SUCH TRANSFER IS EXEMPT FORM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

                                    ARTICLE 6

       COVENANTS OF THE PURCHASER AND THE SELLER AND OF THE PURCHASER ONLY

                  6.1      REGULATORY CONSENTS AND FILINGS

                  No later than January 15, 2000, the Purchaser shall file a prospectus in English with the Oslo Stock Exchange with respect to the Purchaser Shares, in form sufficient to permit the resale of the Purchaser Shares by the Seller following the approval of such prospectus by the Oslo Stock Exchange. The Purchaser shall use its best effort to obtain such approval from the Oslo Stock Exchange as promptly as possible. The Purchaser shall provide a draft of such prospectus in English to the Seller for review and comment no later than three Paris Business Days prior to the date of filing with the Oslo Stock Exchange. The Seller shall provide all information reasonably requested by the Purchaser, or requested by the Oslo Stock Exchange with respect to the filing of the prospectus on the Purchaser Shares.

                  6.2 COVENANTS RELATING TO THE SEC REGISTRATION OF THE PURCHASER SHARES

                  Each of the Purchaser and the Seller agrees to be bound by the covenants and undertakings set forth in Annex I hereto.

                  6.3      PERFORMANCE BONDS

                           (a) No later than February 15, 2000, the Purchaser
shall deliver to the Seller instruments sufficient to release the Seller from all of the obligations of the Seller under the guarantees and performance bonds listed in EXHIBIT 6.3(A), except for those guarantees and performance bonds with expiration dates prior to February 15, 2000.

                           (b) The Purchaser shall reimburse the Seller on
demand for any amounts paid by the Seller in respect of any claim under a guarantee or performance bond listed in Exhibit 6.3(a) as to which the Purchaser is not required to obtain the Seller's release pursuant

                                                                             28.


to Section 6.3(a), or any claim arising prior to the date of release in respect of any such guarantee or performance bond as to which the Purchaser is required to obtain such release.

                  6.4      FURTHER ACTIONS

                  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable laws to consummate and make effective the transactions contemplated by this Agreement.

                  6.5      GLOBAL CLAIM

                  The Purchaser shall cause the Group Companies to make available personnel and to provide the Seller and its representatives with reasonable access during normal business hours, upon reasonable prior notice, to the facilities and books and records of the Group Companies, for purposes of the Seller's claim against Global Industries Ltd. relating to the Share Purchase Agreement, dated August 2, 1999, between the Seller and Global Industries Ltd. (the "GLOBAL CLAIM"). In connection with the performance of the Purchaser's obligations under this Section 6.5 the Seller shall indemnify the Purchaser and each Group Company against all reasonable out of pocket expenses incurred by it in connection with the performance of such obligations (including the actual cost of personnel of any Group Company that participates in the defense of the Global Claim at the request of the Seller).

                  6.6      CERTAIN EMPLOYEE MATTERS.

                  The Purchaser acknowledges that, within 90 days after the First Closing, certain employees (who have been separately identified by the Seller) will be transferred from the Company to the Seller or one of its affiliates. The Seller hereby agrees to bear all costs relating to such transfer, including any indemnity payments due to such employees and all expenses relating to any claims made by such employees in connection with such transfer.

                                    ARTICLE 7

                                 INDEMNIFICATION

                  7.1      PRINCIPLE

                           (a) Subject to the provisions of this Article 7, the
Seller hereby undertakes, from and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, all liabilities, damages, losses and expenses and reasonable costs and expenses (including, without limitation, fees of independent consultants, lawyers and accountants, as well as fees associated with experts, fines, penalties and interest), in excess of provisions for risk of the relevant nature in the June 30 Financial Statements ("LOSSES") actually and directly suffered by the Purchaser or by any of the Group Companies arising out of any inaccuracy or breach of the representations and warranties or covenants of the Seller given under Articles 3, 5 and 6. For purposes of this Article 7, a provision shall be for a risk of the "relevant

                                                                             29.


nature" if (i) it was made in respect of a specific risk and relates to the type of loss incurred (such as doubtful account, tax, pension or similar categories), without regard to whether it was taken in respect of the specific item in respect of which the loss was incurred, and in the case of tax and social security matters, without regard to jurisdiction (except that provisions in respect of taxes outside the European Union, Norway and Iran shall be considered separately from provisions in respect of taxes inside the European Union, Norway and Iran). For the avoidance of doubt, a provision may not be applied to reduce the Seller's indemnification obligation if it has been applied prior to the date of the Purchaser's indemnification claim to the specific risk in respect of which it was originally made.

                           (b) In addition, the Seller hereby undertakes, from
and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, all Losses actually and directly suffered by the Purchaser or by any of the Group Companies arising out of any liability of any Group Company (i) to J.R. McDermott SA and/or any subsidiary or related company thereof, under the Master Termination and Transfer Agreement, dated April 3, 1998, between J. Ray McDermott, S.A. and ETPM S.A. and all and any associated agreement or instrument, or under the Sale and Purchase agreement dated April 3, 1998 between J.R. McDermott SA, the Company and others and associated agreements and instruments and (ii) with respect to the matters set forth in EXHIBIT 7.1(B) on the basis of any event occurring prior to the First Closing Date (any such claim, a "MCDERMOTT CLAIM").

                           (c) In addition, the Seller hereby undertakes, from
and after the First Closing Date to indemnify the Purchaser for and to hold the Purchaser harmless against (i) taxes (as defined in SECTION 3.10(F)), including interest and penalties thereon, arising from any requirement that the Company or any Group Companies make payment of any taxes or social security (or equivalent) contributions in respect of a period ended prior to January 1, 1999, in excess of provisions of the relevant nature included in the Financial Statements as of December 31, 1998, and (ii) taxes (as defined in SECTION 3.10(F)) including interest and penalties thereon, arising as a direct consequence of the termination of the participation of the Company (and those of the Group Companies that participate in the Seller's consolidated tax group) in the tax consolidated group of the Seller. For the purpose of determining whether any taxes were provided for in the balance sheet referred to in (c)(i), the last two sentences of Section 7.1(a) shall apply MUTATIS MUTANDIS. Any such amount to be indemnified by the Seller under Section 7.1(c)(i) is referred to as a "TAX CLAIM".

                           (d) In addition the Seller hereby undertakes, from
and after the First Closing Date, to indemnify the Purchaser for and to hold the Purchaser harmless against (i) any payment made by any Group Company arising from a claim under any of the performance bonds listed in EXHIBIT 7.1(D)(I), and
(ii) all Losses suffered or to be suffered by the Company and/or other Group Companies after June 30, 1999 in relation to the contracts relating to completed projects set forth in EXHIBIT 7.1(D)(II).

                           (e) In addition, the Seller hereby undertakes, from
and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, all Losses suffered or to be suffered by the Purchaser, any Purchaser Affiliate, the Company and/or

                                                                             30.


other Group Companies in relation to the Global Claim, and for any claim by Global Industries Ltd. arising out of or related to the Share Purchase Agreement, dated August 2, 1999, between the Seller and Global Industries Ltd. and any other documents related thereto.

                           (f) In addition, the Seller hereby undertakes, from
and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, all Losses suffered or to be suffered by any Group Company arising from the sinking of the deck for the Chevron North Nemba project that occurred on or about November 2, 1999.

                           (g) In addition, the Seller hereby undertakes, from
and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, any claim by an employee or former employee of the Group Companies or other person (or persons representing the interests of that employee or person) seeking compensation for harm suffered as a result of an asbestos related illness to the extent such claim is based on exposure to asbestos prior to the First Closing Date.

                           (h) In addition, the Seller hereby undertakes, from
and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, all Losses arising from taxes imposed on the Group Companies as a result of the repurchase by the Company of 83,019 of its shares on September 28, 1999.

                           (ha) In addition, the Seller hereby undertakes from
and after the First Closing Date, to indemnify the Purchaser for, and to hold the Purchaser harmless against, 50% of all Losses in excess of the project provision of US$ 2.3 million (up to a maximum indemnity payment of US$ 2 million) arising from the Subsea Offshore Limited claim referred to in point 4 of Exhibit 3.13(a). The parties acknowledge that the Company believes such claim is the responsibility of the client or subcontractor, and that the undertaking of the Seller hereunder with respect thereto does not change that position. The Purchaser agrees to cause the Group Companies to permit the Seller to have its representatives present during the defense and investigation of such claim and, in accordance with Section 7.4, to control the defense thereof.

                           (i) In the event that any indemnity is due hereunder,
the Purchaser may direct the Seller to make payment to the affected Group Company or Companies, it being understood that in no case will the Seller be required to make any payment more than once in respect of any claim for which indemnification is available hereunder.

                           (j) Any indemnification payment made by the Seller
shall be considered to be a post-First Closing reduction in the Purchase Price for all purposes hereunder.

                  7.2      CLAIMS

                           7.2.1 Any claims made by the Purchaser under the
terms of this Article 7 (a "CLAIM") shall be made in writing as follows:

                                                                             31.


                                    (a) each Claim shall state, with reasonable
                  detail, the specific grounds therefor and the amount claimed or, if not then known, an estimate of the Losses; and

                                    (b) each Claim shall be made with reasonable
                  promptness after the Purchaser becomes aware of the circumstances giving rise thereto; PROVIDED, HOWEVER, that any failure to give such notice will not waive any rights of the Purchaser except to the extent that the rights of the Seller are actually prejudiced by the delay (in such latter case, the rights of the Purchaser shall be diminished only by the direct prejudice so incurred by the Seller).

                           7.2.2 Upon receipt of such notice, the Seller shall
respond with reasonable promptness, indicating any good faith objections to such Claim and/or the amount thereof, it being understood that any failure to give such notice will not waive any rights of the Seller to raise any further objections, except to the extent that the grounds for any objection are then known to the Seller and the rights of the Purchaser are actually prejudiced by the delay.

                           7.2.3 Indemnification due by the Seller pursuant to a
Claim shall be paid by the Seller within five Paris business days of the later of (i) the payment or actual incurrence by the relevant Group Company of the Loss, or (ii) the earliest of:

                                    (a) the express acceptance of the Claim by
                  the Seller or,

                                    (b) the date on which an amicable agreement
                  is reached by the Parties with respect to a Claim or,

                                    (c) the date that a final, non-appealable
                  judicial decision is rendered in accordance with the provisions of Section 9.11.

                           7.2.4 In the event that the Seller fails to make any
payment of the indemnification due to the Purchaser within the time-limits provided for in Section 7.2.3, the unpaid Losses shall bear interest at the rate of 3 month LIBOR plus 2.5% per annum, from the date of expiration of such time-limit until the date so paid in full, without any official notice (MISE EN DEMEURE) being necessary from the Purchaser.

                           7.2.5 When the Loss shall not be incurred in US
Dollars, the calculation of the Loss in US Dollars shall be made on the basis of the applicable exchange rate published in the London Edition of the FINANCIAL TIMES most recently prior to the date of payment by the Seller of the Claim.

                           7.2.6 The Seller agrees that it may not seek
reimbursement from any Group Company pursuant to the tax sharing agreement named "Convention d'integration fiscale" dated December 23, 1998, between the Seller and the Company, for any amount that is or becomes the subject of any Tax Claim hereunder.

                                                                             32.


                  7.3      DEADLINES FOR CLAIMS

                           7.3.1 Subject to the provisions of Section 7.3.3, any
Claims may give rise to indemnification only if notified by the Purchaser to the Seller (i) prior to the expiration of a twenty month period following the First Closing Date, (ii) for Claims related to Section 3.16 or 7.1(g) within seven years and six months following the First Closing Date, (iii) for Claims relating to Section 3.14 (insofar as it relates to any violation of any anti-trust or similar laws prohibiting anti-competitive behavior (an "ANTI-TRUST CLAIM")), within five years following the First Closing Date or (iv) for (A) any Claim related to taxes or social security charges, or any other amount contemplated in
Section 7.1(c) or 7.1(h), or (B) any Claim arising pursuant to Section 7.1(d), 7.1(f) or 7.1(g), at the latest sixty days after the expiration of the applicable statutory limitation period with respect to a claim by any relevant third party against the Purchaser, any Purchaser Group Company or any Group Company that is the subject of such claim. There will be no limit with respect to the date on which the Purchaser may notify any McDermott Claim or any Claim arising pursuant to Section 7.1(e) or a claim with respect to a breach of
Section 3.17(g).

                           7.3.2 Upon expiration of these time-limits, the
Purchaser shall have no right to bring a Claim against the Seller under this Agreement, provided, however, that the Seller shall remain liable for any unresolved Claim notified by the Purchaser prior to such dates. In particular, where a Claim, notified in accordance with Article 7.3.1, is based upon a liability which is contingent only or the amount of which is not definitive at the time of the notification, the obligation of the Seller to indemnify the Purchaser shall survive until such liability becomes definitively determined and due and payable.

                           7.3.3 Notwithstanding the above, no deadlines for
Claims shall apply to any Claim which, or delay in the discovery of which, is the consequence of fraud, willful misconduct or willful concealment.

                  7.4      THIRD-PARTY CLAIMS

                           (a) In the event that a Claim is made on the basis of
a claim made by a third party against a Group Company, provided that the amount of the claim, together with all other Losses then claimed by the Purchaser is not in excess of the aggregate amount of the indemnification set forth in
Section 7.6(c), the Seller may retain counsel at its own expense to defend the interests of the Group Company involved, subject to the notification of the election by the Seller to retain such counsel to the Purchaser within thirty days from the date of receipt of the Claim by the Seller.

                           (b) If the Seller has elected to so retain counsel in
accordance with the provisions of paragraph 7.4(a), then at the Seller's request the Purchaser shall cause such Group Company to present all arguments, submit all pleadings, take all actions, file all counterclaims, make available all necessary personnel of such Group Company, and more generally cooperate with the Seller and the counsel appointed by the Seller, in each case to the extent reasonably requested by the Seller or its counsel. The Purchaser shall provide, and shall cause the Group

                                                                             33.


Companies to provide, the Seller with all information or documents in relation to any such third-party claim which the Seller may reasonably request. The Purchaser shall not, and shall cause the Group Companies not to, settle, admit liability or withdraw any claim in connection with any such third-party claim without the prior written consent of the Seller.

                           (c) The Purchaser's obligations under this Section
7.4 are conditional upon its being indemnified to its reasonable satisfaction by the Seller against all reasonable out of pocket expenses incurred by it or by any Group Company in connection with the performance of such obligations (including the actual cost of personnel of any Group Company that participates in the defense of any third party claim at the request of the Seller, except in connection with any Claim arising under Section 7.1(d)).

                           (d) Where the Seller takes over the conduct of
proceedings or negotiations pursuant to this Section 7.4, the Seller will not settle any such proceedings or agree on any final outcome of such negotiations without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed), unless in connection with such settlement the Purchaser and the Group Companies are fully released from any liability.

                  7.5      EFFECTIVE NATURE OF THE LOSS

                           (a) Any indemnification due by the Seller shall be
calculated taking into account (i) the effect of any tax savings realized by the Purchaser or Group Companies when the Loss occurred as a result of the tax deductibility of the relevant Loss, and (ii) the tax impact (for the recipient of the indemnification) of the indemnification to be paid by the Seller (except that if the tax impact to the Group Company that actually suffered the relevant Loss would have been lower had the indemnification payment been made to such Group Company, then only such lower tax impact will be taken into account). For purposes of clause (i), tax savings shall be considered "realized" if they result in an actual cash savings to a Group Company, or if they are recorded as tax benefits of deferred tax assets in the consolidated financial statements of the Company (or any successor in interest to the Company) and its consolidated subsidiaries.

                           (b) If a Claim is based upon a liability which is
contingent only, no indemnification shall be due unless and until such liability becomes due and payable provided that for the purposes of clarity the fact that a Claim is based on a liability which is contingent only shall not prevent the Purchaser from delivering a Claim to the Seller pursuant to Sections 7.2.1 and 7.3.1.

                           (c) The Seller shall not be held liable for
indemnification of any Loss sustained by a Group Company, to the extent that such Loss is compensated by a gain accruing to the benefit of another Group Company with respect to the same facts and circumstances.

                  7.6      LIMITATION OF INDEMNIFICATION

                           (a) No indemnification shall be due by the Seller
under Section 7.1(a) of this Agreement unless the aggregate amount of the indemnification owed by the Seller (but for

                                                                             34.


this subsection (b)) exceeds (after all deductions pursuant to this Article 7) US$2,000,000, and such indemnification shall then become due for the portion exceeding such amount.

                           (b) The Purchaser shall not be entitled to
indemnification for any individual Claim in an amount less than US$100,000, unless such Claim relates to a Loss being one of a series or group of related Losses which have the same origin and which taken together have a value in excess of such amount. Any Claim that is less than this amount of US$100,000 shall not be counted in determining whether the threshold set forth in subsection (a) has been met. Notwithstanding the foregoing, the provisions of this Section 7.6(b) shall not apply to any McDermott Claim, or any Claim arising under Sections 3.17(g), 7.1(c)(ii), 7.1(d), 7.1(e), 7.1(g) or 7.1(h).

                           (c) The aggregate amount of indemnification that the
Seller may be required to pay to the Purchaser in respect of all Claims hereunder shall not exceed US$65 million, provided that:

                                    (i) the maximum amount that the Seller may
                  be required to pay to the Purchaser with respect to the following Claims (taken together) shall be 100% of the sum of the Purchase Price and US$ 70 million:

                                            (A)     Claims made under any of
                                                    Sections 3.1, 3.2, 3.3, 3.4,
                                                    3.5 (with respect to the
                                                    Company and the Shares
                                                    only), 3.6, 3.8 (with
                                                    respect to ownership and of
                                                    encumbrances over the
                                                    Vessels) or 3.17(g);

                                            (B)     Claims made pursuant to
                                                    Section 7.1(d)(i), 7.1(f),
                                                    7.1(g) or 7.1(h); or

                                            (C)     any Anti-Trust Claim;

                                    (ii) there shall be no limitation on the
                  amount that the Seller may be required to pay to the Purchaser with respect to:

                                            (A)     any McDermott Claim;

                                            (B)     any Tax Claim with respect
                                                    to any payment or any amount
                                                    owing by the Company or any
                                                    Group Company in France, the
                                                    United Kingdom, Norway,
                                                    Holland, Denmark or Iran;
                                                    and

                                            (C)     Claims under section
                                                    7.1(d)(ii) (insofar as they
                                                    relate to the matters
                                                    identified in Exhibit
                                                    7.1(d)(ii) as "Kharg", "HUT"
                                                    and "Alcatel") or 7.1(e).

                  7.7      EXONERATING AND MITIGATING FACTORS

                                                                             35.


                           (a) The Seller shall not be held liable for
indemnification to the extent the Loss for which indemnification is sought may be attributed to any voluntary action or omission on the part of the Purchaser and/or the Group Companies after the First Closing Date which is outside the ordinary course of business of the Group Companies or any change in accounting methods (including consolidation methods) or policies of the Group Companies after such date.

                           (b) The Seller shall not be liable for
indemnification to the extent that (i) it relates to any Loss which is reasonably recoverable under any policy of insurance effected by or for any Group Company, or (ii) any Group Company modifies its insurance coverage so that events prior to the First Closing that would otherwise have been covered by insurance are not so covered. The fact that any Loss may be covered by insurance shall not prevent the Purchaser or any Group Company from making a Claim to the extent necessary to avoid the expiration of the limitation periods set forth herein, in which case the Seller shall not be required to make payment for any amount potentially covered by insurance until the extent of such insurance coverage is finally determined.

                           (c) Upon learning of the situation giving rise or
likely to give rise to a Loss, the Purchaser shall use, and shall cause the Group Companies to use, all reasonable efforts to mitigate the amount of such Loss.

                           (d) In the event that a situation giving rise to a
Claim is curable, in whole or in part, the Purchaser shall give, or cause the Group Companies to give, the Seller a reasonable opportunity to implement such a cure.

                           (e) The right of the Purchaser to indemnification
hereunder shall not be affected by any investigation made by the Purchaser prior to the date hereof or prior to the First Closing Date, or by any notice, oral or in writing, of an exception to the representations and warranties contained herein, unless such exception is fully disclosed in writing and adequately set forth in the Exhibits attached hereto.

                           (f) Any deficiency assessed by the tax authorities
whose sole effect is to shift a tax liability from one fiscal year to another shall give rise to indemnification by the Sellers limited to the amount of any penalty or interest charge in relation thereto. Any deficiency assessed with regard to a tax, such as a value-added tax, which is recoverable shall give rise to indemnification by the Sellers only insofar as a Group Company is required to pay a penalty or interest charge in relation thereto.

                  7.8      NO OTHER REPRESENTATIONS

                           (a) The Seller neither makes any representation nor
gives any warranty to the Purchaser other than as specifically provided in
Article 3 or otherwise in the Transaction Documents. Without limiting the generality of the foregoing, the Seller makes no representation and gives no warranty to the Purchaser with respect to financial projections, budgets or

                                                                             36.


management analyses relating to any of the Group Companies and to the future profitability and financial performance of any of the Group Companies.

                           (b) Each of the parties acknowledges and agrees that
(i) none of the directors, officers or employees of any of the Group Companies has made any representation or warranty to the Purchaser, either express or implied, regarding the Group Companies, the conduct of their businesses or the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents and (ii) none of such persons shall have any liability or responsibility to it in respect thereof.

                  7.9      PURCHASER INDEMNITY

                  Subject to the provisions of this Article 7, the Purchaser hereby undertakes, from and after the First Closing Date, to indemnify the Seller for, and to hold the Seller harmless against, all Losses actually and directly suffered by the Seller arising out of any inaccuracy or breach of the representations and warranties or covenants of the Purchaser given under Articles 4 and 6. The provisions of Sections 7.2 through 7.8 shall apply MUTATIS MUTANDIS to any claim by the Seller in respect of such indemnity (with references to the Purchaser being instead to the Seller, and vice versa), except that:

                           (i) The liability of the Purchaser to the Seller for
all breaches by the Purchaser shall be limited to the Purchase Price, except with respect to any breach of the representations set forth in Sections 4.4, 4.5, 4.6 and 4.7, in respect of which the liability of the Purchaser to the Seller shall be limited to $107.5 million; PROVIDED, HOWEVER, that in each case the liability hereunder shall be reduced by any amount that the Seller shall have previously received from the Purchaser or a third party upon any resale of the Purchaser Shares in accordance with Annex III; and PROVIDED, further that the Purchaser's aggregate liability for indemnification hereunder shall not exceed the Purchase Price except as set forth below; and

                           (ii) Nothing in this Section 7.9 shall be construed
to affect the Seller's right to indemnity or contribution in the circumstances contemplated in Annex I.

                  7.10     WAIVER OF RESCISSION, EXCLUSIVITY OF REMEDY

                  From and after the First Closing Date, the indemnification provided in this Article 7 shall be the exclusive remedy of each of the parties hereto against the other in respect of any breach of any representation, warranty, covenant or undertaking by that other party and each of the parties hereto waives any right to rescission it may have with respect to this Agreement.

                                    ARTICLE 8

                             [Intentionally Omitted]

                                    ARTICLE 9
                               GENERAL PROVISIONS

                                                                             37.


                  9.1      COOPERATION

                  Each of the parties hereby undertakes to make every effort to take all measures or to ensure that all measures necessary or useful are taken in a timely manner for the completion of the transactions provided for in this Agreement. In the event that after the First or Second Closing Date, any additional measures are necessary or desirable for the completion of the transactions contemplated herein, the parties shall take all such measures, or shall ensure that they are taken.

                  9.2      CONFIDENTIALITY AND ANNOUNCEMENTS

                           (a) Each party hereto agrees to maintain in
confidence, and not use in any manner other than in connection with the consummation of the transactions contemplated hereby, any written, oral or other information obtained from the other party hereto or the Group Companies in connection with this Agreement or its review of the business and affairs of the Group Companies hereunder, unless (i) such information is already known to such party or becomes known to it from others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(ii) the other party gives its prior written consent, or (iii) the disclosure of such information is required by applicable law or regulation (in which case the party proposing to make such disclosure shall consult with the other party prior to such disclosure). If the transactions contemplated hereby are not consummated, then each of the parties will return to the other party all written information so obtained and, in any event, continue to maintain all information so obtained in confidence.

                           (b) Neither party shall make any public announcement
relating to this Agreement or the transactions contemplated herein without the consent of the other party, except to the extent that such announcement is required by applicable law or regulation, in which case the other party shall have the opportunity to review and comment on such announcement before it is made.

                  9.3      ABSENCE OF THIRD-PARTY RIGHTS - ASSIGNMENT

                  This Agreement is for the sole benefit of the parties hereto, and shall not benefit or create any rights whatsoever in favor of any individual or entity other than the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto, except that if the Purchaser designates a wholly-owned subsidiary to acquire the Shares pursuant to Section 2.2(a)(i), the Purchaser may assign its rights (but not its obligations) under this Agreement (including without limitation pursuant to
Article 7) to such subsidiary, which assignment may remain effective so long as such subsidiary remains wholly-owned by the Purchaser.

                  9.4      ENTIRE AGREEMENT

                                                                             38.


                  The Transaction Documents (including the Exhibits and Annexes thereto) represent the entire agreement existing between the parties relating to the subject matter hereof and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. The Purchaser acknowledges that it has conducted its own independent review and analysis of the Group Companies and their businesses. In entering into this Agreement, the Purchaser has relied solely upon its own investigation and analysis and on the representations and warranties expressly set forth in the Transaction Documents.

                  9.5      WAIVERS AND AMENDMENTS

                  No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

                  9.6      SEVERABILITY

                  If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected. In such event, the parties shall, if possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

                  9.7      SECTION HEADINGS

                  The section headings in this Agreement are for convenience of reference only and shall not be deemed in themselves to have any contractual value or particular interpretation. Except as indicated otherwise, references made in this Agreement to articles, sections, subsections and exhibits are made to articles, sections, subsections and exhibits of this Agreement.

                  9.8      NOTICES AND COMMUNICATIONS

                  All notices and communications provided for herein shall be in English and shall be deemed to have been duly given if delivered to the following addresses:

                  -        If to the Purchaser, to:
                           Stolt Comex Seaway S.A.
                           c/o Stolt Comex Seaway MS Ltd
                           Bucksburn House
                           Howes Road
                           Bucksburn
                           Aberdeen AB21 9RQ

                                                                             39.


                           Facsimile: 44-1-22-4712-658
                           To the attention of Bernard Vossier

                           With a copy to:
                           Stolt Comex Seaway A/S
                           Box 760
                           Verven 4
                           4004 Stavanger
                           Norway
                           Facsimile 47-51845090
                           To the attention of General Counsel

                  -        If to the Seller, to:
                           Groupe GTM
                           61, avenue Jules-Quentin
                           92000 Nanterre
                           France
                           Facsimile: (33) 1.46.95.74.90
                           To the attention of Mr. Jean-Luc Pommier

or to such other addresses as the addressees shall indicate in accordance with the provisions of this Section. All notices or communications shall be hand delivered against a receipt signed and dated by the addressee, or sent by registered mail with return receipt requested, or by facsimile transmission, and shall be deemed to have been received on the date stated on the receipt by the addressee for hand delivery, or three (3) days after the date of the postmark on the receipt of mailing, for registered mail, or on the date of transmission, for facsimile transmission.

                  9.9      COSTS

                  The Purchaser and the Seller shall each be responsible for payment of all their own fees and costs incurred in connection with this Agreement and the operations contemplated herein, including the fees and disbursements of their respective financial advisors, accountants and attorneys.

                  9.10     GOVERNING LAW

                  This Agreement shall be governed by the laws of France, except for Annex I hereto which shall be governed by the laws of the State of New York.

                  9.11     DISPUTES

                  All disputes arising in connection with this Agreement (including its Exhibits and Annexes), including its interpretation or performance, shall be submitted to the sole jurisdiction of the Commercial Court of Paris and, as to appeals, to the COUR D'APPEL of Paris.

                                                                             40.


                         [SIGNATURES BEGIN ON NEXT PAGE]

                                                                             41.


                  Made in Paris, on December 16, 1999, in two (2) original counterparts.

GROUPE GTM                                         STOLT COMEX SEAWAY S.A.


By: /s/ JEROME TOLOT                               By: /s/ JACOB STOLT-NIELSEN
    ------------------------                           -------------------------
    Jerome Tolot                                       Jacob Stolt-Nielsen

Without prejudice to the foregoing execution of this Agreement by the parties hereto, Stolt Comex Seaway S.A. hereby expressly and specifically confirms its agreement within the provisions of Section 9.10 hereof for the purposes of
Article 1 of the Protocol annexed to the Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters signed at Brussels on September 27, 1968.

STOLT COMEX SEAWAY S.A.


By: /s/ JACOB STOLT-NIELSEN
    ------------------------
    Jacob Stolt-Nielsen